Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of Ceragon Networks Ltd. and to the incorporation by reference therein of our reports dated April 7, 2017, with respect to the consolidated financial statements of Ceragon Networks Ltd. for the year ended December 31, 2016 and the effectiveness of internal control over financial reporting of Ceragon Networks Ltd., included in its Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ KOST, FORER, GABBAY & KASIERER
Tel Aviv, Israel	KOST, FORER, GABBAY & KASIERER

April 7, 2017	A member of Ernst & Young Global